EXHIBIT 99.2

NEWS RELEASE

Contact:	Douglas R. Sharps Chief Financial Officer (502) 454-1365

TROVER SOLUTIONS 4th QUARTER OPERATING RESULTS
•	EPS for the Quarter at $0.13
•	Sells 2nd Troveris Account

Louisville, Kentucky, February 4, 2004/PRNewswire/ – Trover Solutions, Inc. (NASDAQ: TROV) today reported earnings from operations of $0.13 per diluted share for the fourth quarter of 2003, a decrease of 32% from earnings per diluted share (EPS) of $0.19 for the fourth quarter of 2002. Revenues for the fourth quarter of 2003 were $16.3 million, a decrease of 3% from revenues of $16.9 million for the same quarter of 2002. Net income for the quarter was $1.2 million, a 32% decline from the comparable quarter of 2002. This decline in EPS, revenues, and net income has two causes. First, the quarter-on-quarter decrease in revenue and pretax income from the Healthcare Recovery Services and Property and Casualty Recovery segments more than offset the increases in quarter-on-quarter revenues and pretax income from the Software segment. The second is that the Company incurred nonrecurring expenses in the fourth quarter of 2003 of approximately $664,000 (pretax), or $0.05 of EPS, related to its exploration of strategic alternatives.

EPS for the year ended December 31, 2003 were $0.66, an 8% decrease from the EPS reported for 2002 but in keeping with the November 5, 2003 guidance. Net income decreased 15% from the comparable period of 2002 on a 5% decrease in revenues. These declines in revenues and net income are attributable to the decreases in revenues and pretax income from the Healthcare Recovery Services segment, which more than offset the increases in revenue and pretax income from the Software segment, and in revenue from the Property and Casualty Recovery segment, and the $1.53 million of charges related to the exploration of strategic alternatives that the Company incurred during 2003. Excluding the charges from the Company’s exploration of strategic alternatives, EPS for 2003 would have been $0.77, which exceeded the November 5, 2003 guidance for adjusted EPS of approximately $0.73 because of stronger than anticipated results from the Healthcare Recovery Services segment and the reversal of a portion of the accrual for the Company’s self-insurance program .

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

Quarterly & Year-to-Date Condensed Income Statement
(In thousands, except per share results)

	3 Months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Claims revenues	$16,323	$16,895	$65,748	$69,478
Cost of revenues	7,756	7,965	32,535	33,492

Gross profit	8,567	8,930	33,213	35,986
Support expenses	5,790	5,010	19,926	19,924

EBITDA (1)	2,777	3,920	13,287	16,062
Depreciation & amortization	754	1,054	3,368	4,760

Operating profit	2,023	2,866	9,919	11,302
Interest income	48	69	178	262
Interest expense	106	115	415	494

Income before income taxes	1,965	2,820	9,682	11,070
Provision for income taxes	786	1,085	3,873	4,240

Net income	$1,179	$1,735	$5,809	$6,830

Basic weighted average shares	8,460	8,706	8,455	9,223

Diluted weighted average shares	8,807	8,909	8,758	9,477

Basic earnings per common share	$0.14	$0.20	$0.69	$0.74

Diluted earnings per common share	$0.13	$0.19	$0.66	$0.72

(1) EBITDA does not exclude the depreciation and amortization of the Software segment, which are contained in the cost of revenues line of the financial statements. For the quarter and year ended December 31, 2003, Software segment depreciation and amortization was $224 and $825, respectively. For the quarter and year ended December 31, 2002, Software segment depreciation and amortization was $140 and $454, respectively.

Quarterly and Year-to-Date Segment Results
Quarterly and Year-to-Date segment results for the Company’s Healthcare Recovery Services, Property and Casualty Recovery Services and Software segments are discussed below.

Healthcare Recovery Services
($ in thousands)

	3 Months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Segment revenues	$16,056	$16,606	$64,684	$68,788
Gross profit	$8,927	$9,161	$34,630	$36,998
Segment margin	55.6%	55.2%	53.5%	53.8%
Operating profit	$7,158	$7,221	$27,954	$28,696
Pretax income	$7,164	$7,247	$27,982	$28,771

The Company’s Healthcare Recovery Services segment derives its revenue from its four recovery-based products: healthcare subrogation, provider bill audit, overpayment recoveries and physician audit. The Company sells these products under the name Healthcare Recoveries.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

Healthcare Recovery Services segment revenues decreased 3% (i.e., $550,000) in the fourth quarter of 2003 compared to the fourth quarter of 2002, and 6% (i.e., $4.1 million) for the year ended December 31, 2003 compared to 2002. The quarter-on-quarter decrease in segment revenues was attributable to a similar decrease in recoveries as a result of a decline in backlog. Backlog declined as a function of the run-off of subrogation files from terminated clients. Segment operating profit and pretax income fell in relation to the comparable quarter in keeping with the decrease in segment revenues. The segment gross profit declined quarter-on-quarter because a larger proportion of the segment revenues came from provider bill audit, which generates lower margins than does subrogation.

Comparing the 2003 segment results to those of 2002, the decrease in revenues was a function of a lower effective fee rate and lower recoveries. The effective fee rate declined from 27.6% for 2002 to 27.4% for 2003 because of a shift in the mix of recoveries, with relatively more recoveries coming from lower priced contract arrangements. Segment recoveries decreased for two reasons. The first is a decline in segment backlog stemming from the run-off of subrogation files from terminated clients, discussed above, and because of the decline in installed lives from 2002 year-end to 2003 year-end. A second reason for the decrease in segment recoveries is that segment backlog yielded recoveries at a lower rate (i.e., throughput) during 2002 than it did during 2003 due to a shift in its composition. Because provider bill audit files exhibit a lower throughout level than do subrogation files, the increase in the percentage of provider bill audit files composing segment backlog dollars at the 2003 year-end compared with the 2002 year-end, depressed the segment throughput.

On November 5, 2003, the Company stated that it expected the Healthcare Recovery Services segment to report 2003 revenue between $62.9 million and $64.2 million. Actual revenue for 2003 is higher than this guidance due to greater than anticipated recoveries from the unit in the Healthcare Subrogation division that handles larger files. This increase in revenue for 2003 coupled with better than anticipated collections on accounts receivable previously reserved as doubtful accounts and lower than anticipated direct and support cost resulted in 2003 pretax income ($28.0 million) exceeding the November 5, 2003 guidance of $26.4 million to $26.8 million.

The following tables present certain key operating information for the Healthcare Recovery Services segment for the periods indicated.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

Healthcare Recovery Services — Lives Sold and Installed *
(In millions)

	3 Months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Cumulative Lives Sold, Beginning Of Period	35.0	41.8	41.6	49.1
Lives from existing client gain (loss), net (1)	0.2	(1.0)	(7.8)	(9.9)
Lives added from new contracts with existing clients	0.1	0.4	1.3	1.2
Lives added from contracts with new clients	4.6	0.4	4.8	1.2

Cumulative Lives Sold, End Of Period	39.9	41.6	39.9	41.6

Lives Sold Eliminations/Cross-Sold Lives (2)	15.0	12.9	15.0	12.9

Lives Installed, End Of Period	33.8	39.9	33.8	39.9

Lives Installed Eliminations/Cross-Installed Lives(3)	10.2	4.9	10.2	4.9

*	All references to “lives” in the table, whether reported as from existing client loss, added from new contracts with existing clients or with new clients, lives sold, lives sold eliminations/cross-sold lives, lives installed, or lives installed eliminations/cross-installed lives, are derived by the Company from information provided to it by clients, which may contain estimates.

(1)	Represents the net of losses from contract terminations and organic declines in the clients’ installed base measured in the number of persons covered by clients, and gains from organic growth in the clients’ installed base measured in the number of persons covered by clients.

(2)	“Lives Sold Eliminations/Cross-Sold Lives” specifies the number of lives subject to client contracts under which the Company provides or will provide more than one healthcare recovery service to a client population. By contrast, the number of lives reported in “Cumulative Lives Sold, End of Period” does not include the overlap (i.e., “double-counting”) that occurs when multiple healthcare recovery services are provided to the same client population.

(3)	“Lives Installed Eliminations/Cross-Installed Lives” specifies the number of lives as to which the Company provides more than one healthcare recovery service to a client population. By contrast, the number of lives reported in “Lives Installed, End of Period” does not include the overlap (i.e., “double-counting”) that occurs when multiple healthcare recovery services are provided to the same client population.

The Company ended the quarter with 39.9 million lives sold, a net increase of 4.9 million lives, or 14%, from the end of the third quarter of 2003. Compared to the end of the same quarter last year, net lives sold decreased by 1.7 million, or 4%. This decline is primarily due to the previously reported termination of subrogation services by UnitedHealth Group of 6.8 million lives netted with the new sales in the fourth quarter. During the fourth quarter, the Company sold its healthcare recovery services to 3 new clients covering 4.6 million lives, with one of these new clients accounting for 2.3 million lives. In addition, the Company sold provider bill audit services covering 1.2 million lives to an existing subrogation client.

Installed lives increased by 0.3 million, net, during the fourth quarter to 33.8 million. During the fourth quarter of 2003, the Company installed approximately 0.1 million new lives, after the elimination of the “double-counting” of lives sold for more than one service. Compared to the same quarter in 2002, installed lives decreased by 6.1 million due to the terminations discussed above.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

On November 5, 2003, the Company stated that it expected to report in 2003 for the Healthcare Recovery Services segment: targeted sales of healthcare recovery services covering 9 million to 12 million new lives; installations of 6.5 million to 10.5 million lives; and attrition of installed lives in the range of 11.0 million to 11.5 million lives. Actual lives sold of 11.7 million and actual installations of 9.0 million came within this guidance. The actual attrition of installed lives in 2003 was 9.9 million.

Healthcare Recovery Services — Key Operating Indicators
(Dollars in millions)

	3 Months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Backlog (1)	$1,521.8 (2)	$1,559.0 (2)	$1,521.8 (2)	$1,559.0 (2)
Claims recoveries	$58.8	$60.9	$235.9	$248.8
Throughput (3)	3.9%	3.9%	15.3%	16.7%
Effective fee rate	27.3%	27.3%	27.4%	27.6%

(1)	Backlog is the total dollar amount of potentially recoverable claims that the Company is pursuing or auditing on behalf of clients at a given point in time.

(2)	At December 31, 2003 and 2002, approximately $289.8 million (19.0% of the total) and $370.2 million (23.7% of the total), respectively, of the backlog derived from terminated clients and clients that, by that date, had given notice of termination.

(3)	Throughput equals claims recoveries for the period divided by the average of backlog at the beginning and end of the period.

Segment backlog of $1,521.8 million at December 31, 2003 represents an increase of $35.7 million, or 2%, from segment backlog at September 30, 2003. Compared to December 31, 2002, segment backlog decreased by $37.2 million, or 2%. The decrease in throughput (shown in the table above) from the year ended December 31, 2002 results from two causes. The first is the effect of the previously discussed shift in the backlog mix toward a greater percentage of provider bill audit backlog and recoveries. Second, 2003 recoveries contained, relative to 2002, a higher percentage of dollars derived from the backlog of terminated subrogation clients, which exhibits a lower throughput rate than does backlog derived from active subrogation clients.

Property and Casualty Recovery Services
($ in thousands)

	3 Months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Segment revenues	$244	$278	$989	$678
Gross loss	$(144)	$(69)	$(529)	$(426)
Segment margin	N/M	N/M	N/M	N/M
Operating loss	$(260)	$(208)	$(987)	$(973)
Pretax loss	$(271)	$(221)	$(1,025)	$(1,016)

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

The Property and Casualty Recovery Services segment includes the Company’s subrogation recovery services for property and casualty insurers sold under the name TransPaC Solutions. For the quarter ended December 31, 2003, the Property and Casualty Recovery Services segment had a pretax loss of approximately $271,000, equal to $0.02 loss per diluted share. The pretax loss was approximately $1.0 million, or $0.07 per diluted share, for the year ended December 31, 2003. The decline in revenue in the last quarter of 2003 versus the comparable quarter of 2002 was the result of a lower fee rate, itself the result of a shift in the mix of recoveries to lower priced contracts. The widening of the gross, operating and pretax losses in the fourth quarter of 2003 measured against the comparable quarter of the prior year were the consequences of the revenue decline, a nonrecurring increase in direct costs, and increased labor expense attributable to hiring in anticipation of business growth.

Comparing 2003 to 2002, revenue increased 45.9% as a result of a 75.0% increase in recoveries, which offset the decline in the fee rate from 24.2% to 20.3%. The recovery increase came on a higher level of average backlog in 2003 compared with 2002. As noted above, the decline in the fee rate was a function of a shift in the mix of recoveries and not a fall in the price of the Company’s property and casualty subrogation recovery services.

The following tables present key operating information for the Property and Casualty Recovery Services segment for the periods indicated.

Property and Casualty Recovery Services — Contracts in Force

	3 Months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Contracts in Force, Beginning Of Period	28	26	27	14
Outsourcing (1)	2	0	3	1
Referrals/Closed Claims (2)	0	1	4	13
Terminations	0	0	(4)	(1)

Contracts in Force, End Of Period	30	27	30	27

(1)	Outsourcing refers to the full replacement of a client’s internal subrogation recovery function by the Company, typically with a view to an ongoing relationship of indefinite period.

(2)	Referrals and Closed Claims refer to project-related work assumed by the Company, typically with files transmitted by clients from time to time.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

Property and Casualty Recovery Services — Key Operating Indicators
(Dollars in millions)

	3 Months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Backlog (1)	$17.9	$15.3	$17.9	$15.3
Claims recoveries	$1.2	$1.2	$4.9	$2.8
Throughput (2)	6.8%	8.3%	29.3%	29.6%
Effective fee rate	19.8%	22.5%	20.3%	24.2%

(1)	Backlog is the total dollar amount of potentially recoverable claims that the Company is pursuing on behalf of clients at a given point in time.

(2)	Throughput equals recoveries for the period divided by the average backlog at the beginning and end of the period.

Backlog at December 31, 2003 increased 17% over backlog at December 31, 2002 as a result of new business signed in 2002. Claims recoveries in the year ended December 31, 2003 increased 75% over the prior year, primarily due to business signed in the middle of 2002. The claims recoveries increased at a greater rate than did backlog because of a significant increase to backlog in 2002 which did not begin to produce significant recoveries until the last quarter of 2002.

The Property and Casualty Recovery Services segment financial results and key operating indicators for 2003 came within the guidance provided by the Company on November 5, 2003.

Software
($in thousands)

	3 Months ended		Year ended
	December 31,		December 31,
	2003	2002	2003	2002
Segment revenues	$565	$252	$1,784	$764
Gross profit	$326	$79	$821	$166
Segment margin	57.7%	31.3%	46.0%	21.7%
Operating loss	$(27)	$(149)	$(515)	$(651)
Pretax loss	$(54)	$(190)	$(622)	$(792)

The Software segment’s primary product is subrogation recovery software in a browser-based application service provider (ASP) form sold under the name Troveris. For the quarter ended December 31, 2003, the Software segment had revenue of approximately $565,000, all but $23,000 of which was derived from the Healthcare Recovery Services and Property and Casualty Recovery Services segments. This was an increase of 124% over the Software segment’s revenue for the quarter ended December 31, 2002 of $252,000 (all but $11,000 of which was derived internally). The Software segment had a pretax loss of approximately $54,000 for the three months ended December 31, 2003 (a loss of less than $0.01 per diluted share), as compared to a pretax loss of $190,000 in the fourth quarter of 2002 (a loss of $0.01 per diluted share). The Software segment’s pretax loss for the year ended December 31, 2003 was $622,000 compared to a pretax loss of $792,000 for 2002.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

During the quarter the Company made one new sale of Troveris. The client, Troveris’ second, will deploy the Troveris software to its internal subrogation unit which services approximately 1.7 million lives.

The Software segment financial results and key operating indicators for 2003 came within the guidance provided by the Company on November 5, 2003.

Consolidated Segment Information
($ in thousands)

Segment results for the three months and year ended December 31, 2003 and 2002 are as follows (in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2003	2002	2003	2002
Segment Revenues:
Healthcare Recovery Services	$16,056	$16,606	$64,684	$68,788
Property and Casualty Recovery Services	244	278	989	678
Software	565	252	1,784	764
Eliminations	(542)	(241)	(1,709)	(752)

Total	$16,323	$16,895	$65,748	$69,478

Gross profit (loss):
Healthcare Recovery Services	$8,927	$9,161	$34,630	$36,998
Property and Casualty Recovery Services	(144)	(69)	(529)	(426)
Software	326	79	821	166
Eliminations	(542)	(241)	(1,709)	(752)

Total	$8,567	$8,930	$33,213	$35,986

Operating profit (loss):
Healthcare Recovery Services	$7,158	$7,221	$27,954	$28,696
Property and Casualty Recovery Services	(260)	(208)	(987)	(973)
Software	(27)	(149)	(515)	(651)
Corporate	(4,848)	(3,998)	(16,533)	(15,770)

Total	$2,023	$2,866	$9,919	$11,302

Employees:
Direct operation employees	464	522	464	522
Support staff employees	127	144	127	144

Total	591	666	591	666

Corporate

Unallocated corporate expenses for the three months and year ended December 31, 2003 were approximately $4.9 million and $16.7 million pretax, respectively. For the comparable periods of 2002, corporate expenses were approximately $4.0 million and $15.9 million pretax, respectively.

During the quarter ended December 31, 2003, the Company did not repurchase any shares of its common stock under its stock repurchase program. The Company repurchased 172,622 shares of its own stock during the year ended December 31, 2003 at a cost of $0.9 million, or an average price of $5.23 per share. Since the program began in 1999, the Company has repurchased 3,269,630 shares at a total

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

cost of $14,492,304, at an average cost of $4.43 per share. Approximately $5.5 million of repurchase authority remains available under the program.

At 10:00 a.m., Eastern Time, on Wednesday, February 4, 2004, management will discuss in a webcast the results for the fourth quarter of 2003. Investors can access this live video and audio presentation through Trover Solutions, Inc.’s website at www.troversolutions.com. A copy of this release, the presentation concerning this release and other investor relations materials can be accessed through Trover Solutions, Inc.’s website at www.troversolutions.com.

Trover Solutions, Inc. believes it is a leading independent provider of outsourcing of insurance subrogation and other claims recovery and cost containment services to the private healthcare payor and property and casualty industries. The Company’s other claims recovery services include clinical bill auditing and overpayments recovery.

To supplement its financial statements presented on a GAAP basis, the Company uses in this news release the non-GAAP measure of diluted earnings per share guidance adjusted to exclude the $664,000 and $1.53 million of expenses for the three months and year ended December 31, 2003, respectively, related to the exploration of strategic alternatives. The Company has made this adjustment to the Company’s GAAP guidance with the intention of providing investors with a more complete understanding of the Company’s underlying trends and performance. The non-GAAP guidance excludes charges that are considered by management to be outside the normal operating results. Moreover, the Company presents in its condensed income statement the non-GAAP item “EBITDA,” which it defines as earnings before interest income and expense, taxes, depreciation and amortization, but including those amounts of depreciation and amortization contained in the cost of revenue of the Software segment. Management believes that EBITDA as defined is a valuable tool for understanding the Company’s business. The presentation of this additional information is not meant to be considered in isolation or as a substitute for guidance on diluted earnings per share in accordance with GAAP.

This release contains statements that constitute “Forward-looking Statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the intent, belief or current expectations of management with respect to current operating trends and Trover Solutions, Inc.’s future financial performance and operating results, including the Company’s beliefs regarding the performance of the backlog from terminated clients. Forward-looking statements in this release also include the assumptions on which such statements are based. Prospective investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated in this release include, but are not limited to: the Company’s lack of operating history in the property and casualty market, the ability of Trover Solutions, Inc. to successfully implement its sales and marketing strategy, product development strategy, operating strategy and acquisition strategy, Trover Solutions, Inc.’s ability to manage growth, changes in laws and government regulations applicable to Trover Solutions, Inc., and changes in the historical relationships among such key operating indicators as lives sold, lives

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

installed, backlog and throughput and in the predictive value of these indicators with respect to certain aspects of Trover Solutions, Inc.’s financial results; and all risks inherent in the development, introduction and implementation of new products or services. Additional factors that could cause actual results to differ materially from those contemplated in this release can be found in Trover Solutions, Inc.’s Safe Harbor Compliance Statement included as Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *

TROVER SOLUTIONS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except per share information)

	December 31,	December 31,
	2003	2002
ASSETS
Current assets:
Cash and cash equivalents	$11,174	$2,269
Restricted cash	17,034	17,764
Accounts receivable, less allowance for doubtful accounts of $479 at December 31, 2003 and $531 at December 31, 2002	6,993	9,389
Other current assets	3,039	2,319

Total current assets	38,240	31,741
Property and equipment, net	5,813	6,452
Goodwill, net	29,146	29,146
Identifiable intangibles, net	3,315	3,810
Other assets	1,982	2,424

Total assets	$78,496	$73,573

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$1,250	$1,653
Accrued expenses	5,405	4,699
Accrued bonuses	1,581	3,208
Funds due clients	12,019	12,368
Income taxes payable	677	429
Short-term borrowings	4,000	—
Deferred income tax liability	354	616

Total current liabilities	25,286	22,973
Other liabilities	4,562	3,151
Long-term borrowings	—	4,000

Total liabilities	29,848	30,124

Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock
$.001 par value per share, 2,000 shares authorized, no shares issued or outstanding	—	—
Common stock $.001 par value per share, 20,000 shares authorized, 8,477 – December 31, 2003 and 8,588 – December 31, 2002 shares outstanding	12	12
Capital in excess of par value	23,465	23,154
Other	(988)	(926)
Treasury stock at cost, 3,261 shares at December 31, 2003 and 3,088 shares at December 31, 2002	(14,459)	(13,553)
Accumulated other comprehensive income	(51)	(87)
Unearned compensation	(28)	(39)
Retained earnings	40,697	34,888

Total stockholders’ equity	48,648	43,449

Total liabilities and stockholders’ equity	$78,496	$73,573

* Trover Solutions, Inc. * 1600 Watterson Tower * 1930 Bishop Lane *
Louisville, Kentucky 40218 * 502/454-1340 * www.troversolutions.com *